Exhibit 99.1

Press Release

American Industrial Partners Completes acquisition of Rand Logistics, Inc.

Jersey City, NJ – March 1, 2018 -- Rand Logistics, Inc. (“Rand” and, together with its subsidiaries, the “Company”), a leading provider of bulk freight shipping services throughout the Great Lakes Region, announced today that American Industrial Partners (“AIP”) has completed its acquisition of the Company.  AIP is a New York-based private equity firm with over $4.0 billion of assets under management that has focused on buying, improving and growing industrial businesses in the U.S. and Canada for over 20 years.

The transaction, which includes the confirmation of the prepackaged Chapter 11 Plan related to Rand and certain of its subsidiaries, was consummated after all conditions to effectiveness in the Plan were satisfied or waived. As a result, the Company has emerged from Chapter 11 with a materially de-levered balance sheet and dramatically reduced annual interest expense. By virtue of the acquisition of the Company by AIP, Rand now enjoys its strongest financial position in recent years.

“We are pleased to have completed the transaction and to be partners with a leading private equity firm that shares our vision for Rand’s future,” commented Edward Levy, President and Chief Executive Officer of Rand. Mr. Levy added, “The transaction has recast our balance sheet and positions the Company for continued customer service and growth.”

“We are thrilled to partner with Rand and its leadership team to welcome a new beginning for a clear market leader in shipping and logistics on the Great Lakes,” said Jason Perri, a Partner of AIP. “Rand’s track record of reliability, safety and service in moving critical raw materials among world class customers between ports on the Great Lakes speaks for itself.  We are pleased to help Rand reduce its debt burden and restore its financial health for the benefit of all stakeholders, especially customers and employees, and look forward to working with Rand to continue to improve its operations and broaden its capabilities as a new platform for growth under our ownership.”

About Rand Logistics

Rand Logistics, Inc. is a leading provider of bulk freight shipping services throughout the Great Lakes region. Through its subsidiaries, the Company operates a fleet of three conventional bulk carriers and twelve self-unloading bulk carriers including three tug/barge units. The Company is the only carrier able to offer significant domestic port-to-port services in both Canada and the U.S. on the Great Lakes. The Company's vessels operate under the U.S. Jones Act – which reserves domestic waterborne commerce to vessels that are U.S. owned, built and crewed – and the Canada Coasting Trade Act – which reserves domestic waterborne commerce to Canadian registered and crewed vessels that operate between Canadian ports.

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About American Industrial Partners

American Industrial Partners is an operationally oriented private equity firm that makes control investments in industrial businesses serving domestic and global markets. The firm has deep roots in the industrial economy and has been active in private equity investing since 1989. To date, AIP has completed over 70 transactions and currently has $4.1 billion of assets under management on behalf of leading pension, endowment and financial institutions. For more information on AIP, visit www.americanindustrial.com.

CONTACT:

Rand Logistics, Inc.

Corporate Communications:

Annemarie Dobler

(212) 863-9429

annemarie.dobler@randlog.com